Exhibit 10.1

AMENDMENT NO. 3 TO AMENDED AND RESTATED
CREDIT AGREEMENT
THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is made on January 26, 2017, by and among WORLD OF JEANS & TOPS, a California corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
A.     Bank and Borrower entered into that certain Amended and Restated Credit Agreement dated as of May 3, 2012, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement and Note, dated as of February 3, 2014 and that certain Amendment No. 2 to Amended and Restated Credit Agreement, dated as of July 9, 2015 (as otherwise amended, amended and restated, or otherwise modified from time to time to the date hereof, the “Agreement”), pursuant to which Bank agreed to extend credit to Borrower on the terms and conditions set forth in such Agreement.
B.     Borrower also executed a certain Amended and Restated Revolving Line of Credit Note (as amended, amended and restated, or otherwise modified from time to time to the date hereof, the “Note”) dated February 3, 2014, in favor of Bank in an initial principal amount of $25,000,000.
C.     Borrower has requested that Bank make certain modifications to the Agreement and to the Note, as applicable, to reflect (i) the extension of the Line of Credit maturity date, (ii) changes to the financial covenants, and (iii) such other amendments as agreed upon by Borrower and Bank, and Bank has consented to such requests subject to the execution of this Amendment and the satisfaction of the conditions specified herein.
D.     Borrower and Bank now desire to execute this Amendment and the Second Amended and Restated Revolving Line of Credit Note attached hereto as Exhibit A (the “Amended Note”) and fully incorporated herein to set forth their agreements with respect to the modifications to the Agreement and the Note.
Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Bank and Borrower hereby agrees as follows:
SECTION 1.Definitions. Capitalized terms used in this Amendment and not defined herein are defined in the Agreement.
SECTION 2.    Amendments to Agreement. The Agreement is hereby amended as follows:
A.    Line of Credit.     Section 1.1(a) is hereby amended and restated in its entirety as follows:
“Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including January 26, 2020, not to exceed at any time the aggregate principal amount of Twenty Five

Million Dollars ($25,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements. Borrower’s obligations to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A to that certain Amendment No. 3 to this Agreement dated January 26, 2017 (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.”
B.    Minimum Inventory. Subsection 1.1(c) of the Agreement is hereby amended and restated in its entirety as follows:
“(c)    Minimum Inventory. Bank shall not be required to make an advance to Borrower under the Line of Credit unless Borrower has demonstrated that it has eligible inventory (exclusive of work in process and inventory which obsolete, unsalable or damaged) with an aggregate value (with the value determined on a cost basis) equal to at least Fifty Million Dollars ($50,000,000).”
C.    Borrowing and Repayment. Subsection 1.1(d) of the Agreement is hereby amended and restated in its entirety as follows:
“(d)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note.”
D.    Letter of Credit Fees. Subsection 1.2(d) of the Agreement is hereby amended and restated in its entirety as follows:
“(d)    Letter of Credit Fees. Borrower shall pay to Bank (i) fees with respect to each standby Letter of Credit equal to 1.00% per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, which fees shall be due and payable on each one-year anniversary of the issuance date of each such standby Letter of Credit and (ii) such other fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.”
E.    Documentation. Subsection 3.2(b) of the Agreement is hereby amended and restated in its entirety as follows:
“(b)    Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including without limitation, evidence to satisfy the requirement in Section 1.1(c) above.”

F.    Financial Condition. Section 4.9 of the Agreement is hereby amended and restated as follows:
“SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower as a consolidated subsidiary of Tilly’s, Inc. for accounting purposes, and maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)	Net Profit Before Tax of Tilly’s, Inc. and its consolidated subsidiaries not less than One Million Dollars ($1,000,000.00) as of each quarter end, determined on a rolling four-quarter basis.

(b)
Total Funded Debt to EBITDAR of Tilly’s, Inc. and its consolidated subsidiaries not greater than 4.00 to 1.00 as of each quarter end, determined on a rolling four-quarter basis, with “Funded Debt” defined as the sum of (i) all obligations for borrowed money, (ii) capital leases, and (iii) annual rent expense from all operating leases multiplied by six (6) and “EBITDAR” defined as the sum of net income, interest expense, taxes, depreciation, amortization and annual rent expense.

(c)
Eligible inventory (exclusive of work in process and inventory which obsolete, unsalable or damaged) with an aggregate value (with the value determined on a cost basis) equal to at least Fifty Million Dollars ($50,000,000) as of each quarter end.”

G.    Deposit and Treasury Accounts. Section 4.11 is hereby added to the Agreement immediately after Section 4.10 to read in its entirety as follows:
“SECTION 4.11. DEPOSIT AND TREASURY ACCOUNTS. Establish at Bank, and maintain at all times thereafter, the primary operating deposit accounts and treasury management accounts of Borrower and Tilly’s with Bank. It is hereby acknowledged that this requirement is being made in order to facilitate the Bank’s maintenance of the security interests in the collateral provided under this Agreement and the security documents executed in conjunction herewith.”
H.    Dividends, Distributions. Section 5.7 of the Agreement is hereby amended and restated in its entirety as follows:
“SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution, either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, other than (i) distributions to Tilly’s, Inc. in an amount in any quarter not to exceed the amount required to discharge the consolidated tax liability of Tilly’s, Inc., payable during such quarter, (ii) payments on indebtedness permitted under Section 5.3(c)

hereof to the extent such payments constitute a dividend or distribution, (iii) distributions in any fiscal quarter in an aggregate amount not to exceed fifty percent (50%) of the net profit after taxes for Tilly’s, Inc. and its consolidated subsidiaries for the trailing twelve (12) months as of any fiscal quarter end, and (iv) a special, one-time, cash dividend in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000) by the Borrower to Tilly's Inc., which shall be used by Tilly’s, Inc. to declare and pay a special dividend to its stockholders on or before April 29, 2017.”
I.    Transactions with Affiliates. Section 5.9 of the Agreement is hereby amended and restated in its entirety as follows:
“SECTION 5.9. TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any shareholder or affiliate of the Borrower or Tilly’s, Inc., whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower as would be obtained by Borrower in a comparable arm’s length transaction with a person other than an affiliate, except that the foregoing shall not prohibit (i) distributions permitted by Section 5.7 hereof or (ii) payment of reasonable and customary fees for, and reimbursement of out-of-pocket expenses incurred by, members of the board of directors of Borrower or Tilly’s, Inc.”
SECTION 3.    Amendments to Note. Upon execution and delivery of the Amended Note, the Note shall be hereby amended and restated in its entirety as set forth in the Amended Note. Simultaneously with the signing of this Amendment, Borrower shall execute one original of the Amended Note and deliver it to Bank in exchange for Bank’s delivery to Borrower of that certain original executed Note.
SECTION 4.    Representations and Warranties of Borrower. Borrower represents and warrants to Bank that:

(a)
It has the power and authority to enter into and to perform this Amendment, to execute and deliver all documents relating to this Amendment, and to incur the obligations provided for in this Amendment, all of which have been duly authorized and approved in accordance with Borrower’s organizational documents;

(b)
This Amendment, together with all documents executed pursuant hereto, shall constitute when executed the valid and legally binding obligations of Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles;

(c)
All representations and warranties contained in the Agreement and the other Loan Documents are true and correct with the same effect as though such representations and warranties had been made on and as of the Effective Date

(except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and accurate on and as of such earlier date));

(d)
Borrower’s obligations under the Loan Documents remain valid and enforceable obligations, and the execution and delivery of this Amendment and the other documents executed in connection herewith shall not be construed as a novation of the Agreement or any of the other Loan Documents;

(e)	As of the Effective Date, to Borrower’s knowledge, it has no offsets or defenses against the payment of any of the obligations under the Loan Documents;

(f)
No law, regulation, order, judgment or decree of any Governmental Authority exists, and no action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the financings hereunder or (B) the consummation of the transactions contemplated pursuant to the terms of this Amendment, the Agreement, the Note, or the other Loan Documents or (ii) has or would reasonably be expected to have a material adverse effect on Borrower; and

(g)	No Default or Event of Default exists or has occurred and is continuing on and as of the Effective Date and after giving effect hereto.
SECTION 5.    Miscellaneous.
A.    Reference to Agreement. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement” and each reference in the other Loan Documents to the Agreement, shall mean and be a reference to the Agreement as amended hereby.
B.    No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
C.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.
D.    Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature to this Amendment.

E.    Entire Agreement. This Amendment and the Note constitute the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, concerning said subject matter.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Amended and Restated Credit Agreement Amendment on the day and year first written above.
WORLD OF JEANS & TOPS

By: /s/ Michael L. Henry
Name:     Michael L. Henry
Title: Chief Financial Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: /s/ Mark Magdaleno
Name: Mark Magdaleno
Title: Sr. VP Relationship Manager

[Signature page to Amendment No. 3 to Amended and Restated Credit Agreement]

EXHIBIT A
Form of Second Amended and Restated Revolving Line of Credit Note

WELLS FARGO	SECOND AMENDED AND RESTATED
REVOLVING LINE OF CREDIT NOTE

$25,000,000.00	Irvine, California January 26, 2017

FOR VALUE RECEIVED, the undersigned WORLD OF JEANS & TOPS (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Orange County RCBO, 2030 Main Street, Suite #900, Irvine, CA 92614, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $25,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.
SECTION 1.    DEFINITIONS.
As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:
A.    “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.
B.    “LIBOR” means the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).
C.    “LIBOR Period" means a period commencing on a New York Business Day and continuing for 1, 2 or 3 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.
D.    “London Business Day" means any day that is a day for trading by and between banks in dollar deposits in the London interbank market”
E.    “New York Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.
F.    “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. If the rate of interest announced by Bank as its Prime Rate at any time is less than zero percent (0.0%), then for purposes of this Note the Prime Rate shall be deemed to be zero percent (0.0%).
SECTION 2.    INTEREST.
A.    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (a) at a fluctuating rate per annum equal to 0.00000% above the Prime Rate in effect from time to time, or (b) at a fixed rate per annum determined by Bank to be 0.75000% above LIBOR in effect on the first day of the applicable LIBOR Period. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.
B.    Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new LIBOR Period designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying: (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) for each LIBOR selection, the length of the applicable LIBOR Period. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the LIBOR Period, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any LIBOR Period, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such LIBOR Period applied.
C.    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
D.    Payment of Interest. Interest accrued on this Note shall be payable on the 1st day of each month, commencing February 1, 2017.
E.    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outside principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.
SECTION 3.    BORROWING AND REPAYMENT.
A.    Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement between Borrower and Bank defined below; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on January 26, 2020.
B.    Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) any authorized officer of Borrower, acting alone, who is authorized to request advances and direct the disposition of any advances and as to which the holder has received evidence of incumbency and such authorization, until written notice of revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.
C.    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.
SECTION 4.    PREPAYMENT.
A.    Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.
B.    LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(a)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(b)
Subtract from the amount determined in (a) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(c)	If the result obtained in (b) for any month is greater than zero, discount that difference by LIBOR used in (b) above.
Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).
SECTION 5.    EVENTS OF DEFAULT.
This Note is made pursuant to and is subject to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of May 3, 2012, as amended, amended and restated otherwise modified from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.
SECTION 6.    MISCELLANEOUS.
A.    Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.
B.    Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.
C.    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.
D.    Amendment and Restatement. This Note is the Line of Credit Note referred to in the Credit Agreement. This Note amends and restates that certain Amended and Restated Note dated February 3, 2014, in the original principal amount of Twenty Five Million Dollars ($25,000,000) (the “Prior Note”). This Note is given in replacement for, but not in payment of, the Prior Note and does not constitute a novation, termination or release of the Prior Note.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Note as of the date first written above.
WORLD OF JEANS & TOPS

By: /s/ Michael L. Henry
Name: Michael L. Henry
Title: Chief Financial Officer

ACKNOWLEDGMENT OF GUARANTOR

The undersigned (“Guarantor”) hereby acknowledge and agree that the Guarantor is party to that certain Continuing Guaranty dated May 3, 2012 (“Guaranty”) in connection with that certain Amended and Restated Credit Agreement between World of Jeans & Tops, a California corporation (“Borrower”) and Wells Fargo Bank, National Association (“Bank”), dated as of May 3, 2012, as amended, amended and restated otherwise modified from time to time (“Credit Agreement”).

Guarantor further acknowledges and agrees that the Credit Agreement is being amended by that certain Amendment No. 3 to Amended and Restated credit Agreement, dated the date hereof (“Amendment No. 3”), which, among other things, extends the maturity date of Borrower’s obligations to Bank under the Credit Agreement.

    Guarantor has examined the Credit Agreement and Amendment No. 3 and expressly approves the terms and conditions of the Credit Agreement and Amendment No. 3. Guarantor further acknowledges and agrees that its obligations, liabilities and responsibilities under the Guaranty shall continue in full force and effect, and the obligations, liabilities and responsibilities of the Guarantor under the Guaranty are hereby ratified, approved and affirmed by the undersigned and incorporated herein in their entirety by this reference.

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Acknowledgement on January 26, 2017, with the intent to be legally bound hereby.

TILLY’S, INC.

By: /s/ Michael L. Henry
Name: Michael L. Henry
Title: Chief Financial Officer